Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT
dated as of
October 3, 2022
among
RUSHMORE INVESTMENT II LLC,
as Holdings
RUSHMORE INVESTMENT III LLC,
as Borrower
THE LENDERS PARTY HERETO
and
TREEHOUSE FOODS, INC.
as Administrative Agent and Collateral Agent

Table of Contents

SCHEDULES
Schedule 1.01(a)    -    Subsidiary Guarantors
Schedule 1.01(b)    -    Excluded Subsidiaries
Schedule 1.01(c)    -    Designated Closing Date Property
Schedule 2.01    -    Term Loan Commitments
Schedule 5.10    -    Post-Closing Obligations
Schedule 6.01    -    Existing Indebtedness
Schedule 6.02    -    Existing Liens
EXHIBITS
Exhibit A    -    Form of Administrative Questionnaire
Exhibit B    -    Form of Affiliate Subordination Agreement
Exhibit C    -    Form of Assignment and Acceptance
Exhibit D-1    -    Form of Non-Bank Tax Certificate
        (For Non-U.S. Term Lenders That Are Not Partnerships For U.S.
        Federal Income Tax Purposes)
Exhibit D-2    -    Form of Non-Bank Tax Certificate
        (For Non-U.S. Term Lenders That Are Partnerships For U.S.
        Federal Income Tax Purposes)
Exhibit D-3    -    Form of Non-Bank Tax Certificate
        (For Non-U.S. Participants That Are Not Partnerships For U.S.
        Federal Income Tax Purposes)
Exhibit D-4    -    Form of Non-Bank Tax Certificate
        (For Foreign Participants That Are Partnerships For U.S.
        Federal Income Tax Purposes)
Exhibit E    -    Form of Compliance Certificate
Exhibit F    -    Form of Seller Note
Exhibit G    -    Form of Solvency Certificate
Exhibit H    -    Form of ABL Intercreditor Agreement

v

CREDIT AGREEMENT dated as of October 3, 2022, among RUSHMORE INVESTMENT III LLC, a Delaware limited liability company (the “Borrower”), RUSHMORE INVESTMENT II LLC, a Delaware limited liability company (“Holdings”), the Term Lenders (as defined in Section 1.01), and TREEHOUSE FOODS, INC., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Term Lenders (the “Agreement”).
Pursuant to the terms of that certain Stock Purchase Agreement, dated as of August 10, 2022 (as amended, supplemented or modified from time to time, the “Acquisition Agreement”), by and among Borrower, and 1373978 B.C. ULC, a British Columbia unlimited liability company (collectively, the “Buyers”) and TreeHouse Foods, Inc., a Delaware corporate (the “Seller”) will purchase (the “Acquisition”) 100% of the issued and outstanding shares of common stock of each of Meal Preparations, Inc., a Delaware company, and TBMP Canada Cashco, ULC, a British Columbia unlimited liability company (collectively, the “Target”).
In connection with the transactions contemplated by the Acquisition Agreement, the Borrower has issued on the Closing Date to the Term Lenders the Seller Note (as defined in Section 1.01) in the aggregate amount of $425,948,746.94 as partial consideration for the Acquisition (such undivided portion of the consideration for the Acquisition, for which the Seller Note evidences such consideration, the “Seller Note Consideration”). Such Seller Note represents the Borrower’s obligation to repay the Term Loans issued hereunder and its other Obligations.
The Term Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABL Administrative Agent” means the “Administrative Agent” as such term is defined in the ABL Credit Agreement.
“ABL Collateral Agent” means the “Administrative Agent” as such term is defined in the ABL Credit Agreement.
“ABL Credit Agreement” means the ABL Credit Agreement to be entered into by and among Holdings, the Borrower, each other designated credit party party thereto, each lender party thereto, the ABL Administrative Agent and the ABL Collateral Agent, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time (whether with the original administrative agent and lenders or other agents and lenders or otherwise and whether provided under the original ABL Credit Agreement or another credit agreement, indenture, instrument, other document or otherwise, unless such credit agreement, indenture, instrument or document expressly provides that it is not an ABL Credit Agreement).

“ABL Facility” shall have the meaning assigned to such term in Section 6.01(h).
“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, substantially in the form of Exhibit H.
“ABL Priority Collateral” shall have the meaning given to the term “ABL Priority Collateral” in the ABL Intercreditor Agreement.
“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(f).
“Acquisition” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Acquisition Agreement” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, for purposes of Section 6.08 and Section 9.04(b)(iii), the term “Affiliate” shall also include any Person that directly or indirectly owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.
“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit B pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.
“Agents” shall have the meaning assigned to such term in Article VIII.
“Agreement” shall have the meaning assigned to it in the introductory statement hereto.
“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or the applicable Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Margin” shall mean, for any date, a rate per annum equal to (a) from and after the Closing Date to but excluding the second anniversary of the Closing Date, 10.0%, (b) from and after the second anniversary of the Closing Date to but excluding the third anniversary of the Closing Date, 11.0%, (c) from and after the third anniversary of the Closing Date to but excluding the fourth anniversary of the Closing Date, 12.0%, and (d) from and after the fourth anniversary of the Closing Date, 13.0%.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Term Lender, (b) an Affiliate of a Term Lender or (c) an entity or an Affiliate of an entity that administers of manages a Term Lender.
“Asset Sale” shall mean any Disposition (or series of Dispositions) made by Holdings, the Borrower or any Subsidiary pursuant to Section 6.06(e) or 6.06(f), generating Net Cash Proceeds in excess of (a) $500,000 (in a single transaction or series of transactions) or (b) $1,500,000 per fiscal year (when combined with all other Dispositions completed during such fiscal year) (the “Prepayment Trigger”).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Term Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit C or such other form as shall be approved by the Administrative Agent or any other form.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.
“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.
“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CFC” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” shall be deemed to have occurred if (a) the Permitted Investors shall fail to own and control, directly or indirectly, beneficially and of record, shares representing at least a majority of the aggregate ordinary voting power (pursuant to contract, proxy or otherwise) represented by the issued and outstanding Equity Interests of Holdings, (b) [reserved], (c) any change in control (or similar event, however denominated) with respect to Holdings, the Borrower or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Holdings, the Borrower or any Subsidiary is a party or (d) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower.
“Change in Law” shall mean the occurrence, after the date of this agreement, of any of the following: (a) the adoption or taking effect of any law, rule or regulation, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Charges” shall have the meaning assigned to such term in Section 9.08.
“Closing Date” shall mean October 3, 2022.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean the “Collateral” as defined in any Security Document and each Material Property (including fixtures thereon and improvements thereto)
“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Collateral Agreement” shall mean the Collateral Agreement, date as of the Closing Date, among the Borrower, Holdings, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)the Administrative Agent shall have received from (i) Holdings, the Borrower and each of its Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of each of the Guarantee Agreement and Collateral Agreement, in each case, duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary (other than an Excluded Subsidiary) or a Loan Party after the Closing Date or that ceases to be an Excluded Subsidiary, a supplement to the each of the Guarantee Agreement and Collateral Agreement, in each case, in substantially the form specified therein, duly executed and delivered on behalf of such Person and (ii) Holdings, the Borrower and each other Guarantor (x) a counterpart of each of the Guarantee Agreement and Collateral Agreement, in each case, duly executed and delivered on behalf of such Person, (y) in the case of any Person that becomes a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to each of the Guarantee Agreement and Collateral Agreement, in each case, in substantially the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with (1) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Collateral Agreement, (2) short from intellectual property security agreements appropriate for filing at the United States Patent and Trademark Office and/or United States Copyright Office, as applicable, and (3) in the case of any such Loan Documents executed and delivered after the Closing Date, to the extent reasonably requested by the Administrative Agent, opinions and documents of the type referred to in Section 4.01(a);
(b)all outstanding Equity Interests of the Borrower and each Subsidiary (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received certificates, if any, or other instruments, if any, representing all such Equity Interests to the extent constituting “certificated securities” (other than such Equity Interests constituting Excluded Assets), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;
(c)if any Indebtedness for borrowed money of the Borrower or any Subsidiary in a principal amount of $1,500,000 or more is owing by such obligor to any Loan Party and such Indebtedness is evidenced by a promissory note, such promissory note shall be pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied, at Borrower’s sole discretion, by delivery of an omnibus or global intercompany note executed by all Loan Parties as payees and all such obligors as payors;
(d)each Material Property shall be subject to an effective and recorded Mortgage in favor of the Administrative Agent, and the Administrative Agent shall have received, to the extent requested in respect of any Material Properties, to the extent available and in Borrower’s possession, copies of title reports, abstracts and environmental assessment reports in respect of such Material Properties; and
(e)all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements required by this Agreement, the Security Documents, requirements of law and as reasonably requested by the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, but subject to the last sentence of this definition, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if the Administrative Agent and the Borrower reasonably agree that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), outweighs the benefits to be obtained by the Term Lenders therefrom; (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents; (c) in no event shall control agreements or other control or similar arrangements be required with respect to cash, cash equivalents, other deposit accounts, securities and commodities accounts (including securities entitlements and related assets) (other than any such control agreements or other control or similar agreements as required by an ABL Facility and only for so long as such ABL Facility is in effect), letter of credit rights or other assets requiring perfection by control (but not, for avoidance of doubt, possession); (d) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States, and no actions shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any Intellectual Property governed by or arising or existing under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and no searches shall be required outside of the United States; (e) the Loan Parties shall not be required, nor shall the Administrative Agent or the Collateral Agent be authorized, to perfect the above-described pledges and security interests by any means other than by (i) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction, (ii) filings in United States Patent and Trademark Office and the United States Copyright Office with respect to issued, Registered and Applied-for United States Copyrights, Patents and Trademarks as expressly required in the Loan Documents and (iii) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of intercompany notes, stock certificates of the Borrower and the Subsidiaries and instruments, in each case as expressly required in the Loan Documents, (iv) control agreements to the extent described in clause (c) above and (v) the recording of Mortgages; (f) in no event shall the Collateral include any Excluded Assets, except at the option or in the sole discretion of the Borrower; (g) no notice to or consent of any Governmental Authority under the Federal Assignment of Claims Act (or any state equivalent thereof) shall be required; and (h) there shall be no requirement to enter into any source code escrow arrangement or obligation to apply for the registration of Intellectual Property in any jurisdiction. Notwithstanding anything to the contrary, the Administrative Agent may in its reasonable discretion grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense or due to factors beyond the control of the Borrower and the Subsidiaries by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents. Notwithstanding anything herein to the contrary, any provision of this Agreement that limits perfection requirements to perfection under U.S. law, filings of UCC financing statements or filings with the United States Patent and Trademark Office or the United States Copyright Office shall not apply to any assets (other than Excluded Assets) of any Foreign Subsidiary.
“Competitor” shall mean any Person that is (i)(a) an operating company that is a business competitor of the Holdings, Borrower or any of their Subsidiaries or (b) those Persons identified by the Borrower to the Administrative Agent, and agreed by the Administrative Agent, on or prior to August 11, 2022, or (ii) any Affiliate of any of the foregoing that (x) is either (a) known or reasonable identifiable by name or (b) identified to the Administrative Agent in writing (including by email) from time to time by the Borrower, and (y) in the case of an Affiliate of any of the foregoing described in clause (i)(a) above, all or substantially all the assets of which consist of Equity Interests, directly or indirectly, in one or more operating companies of the type described in clause (i)(a) above.
“Compliance Certificate” shall mean a compliance certificate in the form of Exhibit E.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges (other than the write-down of current assets) for such period and (v) such other amounts identified as adjustments in the PricewaterhouseCoopers LLP sell-side due diligence report dated March 24th 2022 (with subsequent updates up to and including June 2022) minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges reflected in Consolidated Net Income pursuant to clause (a)(iv) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all noncash items of income for such period, all determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and commitment fees, letter of credit fees and other fees incurred in connection with this Agreement) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings during such period as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made or would be entitled under the Loan Documents to make any payment to or for the account of Holdings in respect thereof); provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by a Subsidiary of the Borrower of that income to the Borrower is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any Person in which any other Person (other than the Borrower or a Wholly Owned Subsidiary or any director holding qualifying shares in accordance with Applicable Law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Subsidiary by such Person during such period and (d) any gains attributable to sales of assets out of the ordinary course of business.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Copyrights” shall mean, with respect to any Guarantor, all of such Guarantor’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications, (b) all renewals of any of the foregoing, (c) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future infringements thereof, (d) all rights to sue for past, present and future infringements thereof, and (e) all rights corresponding to any of the foregoing throughout the world.
“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Subsidiaries.
“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, the current portion of any long-term Indebtedness.
“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Designated Closing Date Property” shall mean each property listed on Schedule 1.01(c) hereto.
“Designated Equity Investment Amount” shall mean any amount (not to exceed, in the aggregate for all Designated Equity Investment Amounts, $75,000,000) received by Holdings and immediately contributed to the Borrower, constituting (i) the proceeds of an Equity Issuance by Holdings permitted hereunder, or (ii) a contribution of cash or other assets to common equity capital of Holdings, in each case, provided that (x) the Borrower shall have given the Administrative Agent prior written notice of the receipt of such Designated Equity Investment Amount, and (y) to the extent not constituting an Investment, such amount is promptly applied by the Borrower or another Loan Party as consideration for an Investment permitted hereunder under Section 6.04(f) or 6.04(g).
“Designated Post-Closing Transactions Contribution Amount” shall mean the amount (not to exceed $50,000,000) of the cash equity contribution made by the Permitted Holders within five (5) Business Days of the Closing Date (with all contributions by Holdings to the Borrower to be in the form of common equity or other equity reasonably acceptable to the Term Lenders as of the Closing Date), directly or indirectly, to the Borrower.
“Disposition” shall mean, with respect to any Person, (a) the sale, transfer, license, lease or other disposition (by way of merger, casualty, condemnation or otherwise) of any property or asset of such Person (including, without limitation, any sale and leaseback transaction and the sale of any Equity Interest owned by such Person) to any other Person and (b) the issuance of Equity Interests by a subsidiary of such Person to any other Person.
“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Domestic Foreign Holding Company” means any Subsidiary that owns no material assets (directly or through one or more disregarded entities) other than capital stock (including any Indebtedness that is treated as equity for U.S. federal income tax purposes) of one or more CFCs and/or other Domestic Foreign Holding Companies.
“Domestic Subsidiaries” shall mean all Subsidiaries that are organized under the laws of the United States, any state thereof or the District of Columbia.
“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 9.04(b)(iii).

“Environmental Laws” shall mean all current and future federal, state, local, supranational, and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, injunctions, judgments, governmental restrictions or requirements, directives, orders (including consent orders), permits, and agreements in each case, relating to the indoor or outdoor environment, natural resources, human health and safety or the presence, Release of or exposure to pollutants, contaminants, wastes, chemicals or otherwise hazardous materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling, disposal or handling of, or the arrangement for such activities, with respect to any pollutants, contaminants, wastes, chemicals or otherwise hazardous materials.
“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, indemnities, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether known or unknown, actual or potential, vested or unvested, or contingent or otherwise, arising out of or relating to (a) any Environmental Law, (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling, disposal or handling of, or the arrangement for such activities, with respect to any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Contribution” shall mean the Permitted Investors making a cash (or, in the case of Management, cash or non-cash) equity contributions (with all contributions by Holdings to the Borrower to be in the form of common equity or other equity reasonably acceptable to the Term Lenders as of the Closing Date), directly or indirectly, to the Borrower in an aggregate amount not less than 45.0% of the sum of (i) the aggregate gross proceeds of the Term Loans made on the Closing Date and (ii) the Equity Contribution.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
“Equity Issuance” shall mean any issuance or sale by Holdings, the Borrower or any Subsidiary of any Equity Interests of Holdings, the Borrower or any such Subsidiary, as applicable, except in each case for (a) any issuance or sale to Holdings, the Borrower or any Subsidiary, (b) any issuance of directors’ qualifying shares, (c) sales or issuances of common stock of Holdings to management or employees of Holdings, the Borrower or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time and (d) sales or issuances of Equity Interests of Holdings.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and

Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

ERISA Event” means (a) a reportable event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that is subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that results in the posting of bond or security under Section 436(f)(1) of the Code.
“Events of Default” shall have the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, commencing with the fiscal year ended December 31, 2023, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to noncash working capital of the Borrower and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Borrower and the Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year paid in cash, (iii) Capital Expenditures made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than prepayments of Term Loans under Section 2.08 or Section 2.09) made in cash by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness and (v) all Management Fees and such other fees, costs, expenses, indemnification obligations and reimbursement obligations incurred under the Management Agreement, and (vi) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year).

“Excluded Assets” means, (a) any fee-owned real property that is not a Material Property, and all leasehold (including ground lease) interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (b) motor vehicles and other assets subject to certificates of title except to the extent a security interest therein may be perfected by the filing of a UCC-1 financing statement, (c) letter-of-credit rights (except to the extent a security interest therein can be perfected with the filing of a UCC-1 financing statement), (d) commercial tort claims with a value of less than $2,000,000, (e) Excluded Equity Interests, (f) any lease, license, sublicense, contract, other agreement, or any property subject to a purchase money security interest or similar arrangement not prohibited by the Loan Documents, to the extent and for so long as, the grant of a security interest therein (i) would require the consent of a third party other than a Loan Party (unless such consent has been received), or (ii) violates or invalidates, constitutes a breach of or a default under, or creates a right of termination in favor of any other party thereto (other than any Loan Party) to, such lease, contract, license, sublicense, other agreement or document, in each case of clause (i) or (ii) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, (g) any asset of a Subsidiary subject to a Lien permitted by Section 6.02(n), in each case if, to the extent and for so long as the grant of a Lien on such asset to secure the Obligations is prohibited by any agreement permitted under the Credit Agreement pursuant to which such Lien has been created so long as such prohibition is not created in contemplation of the transactions described in Section 6.02(n) (after giving effect to the applicable anti-assignment provisions in the Uniform Commercial Code of any applicable jurisdiction), (h) any (i) intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and (ii) other Intellectual Property in any jurisdiction where the grant, attachment, or enforcement of a Lien thereon would cause the invalidation or abandonment, or result in the voiding, of such Intellectual Property under applicable law, (i) any asset of a Subsidiary if, to the extent and for so long as the grant of a Lien on such asset to secure the Obligations is (i) prohibited by any requirements of law, any permitted contractual obligation disclosed in writing to the Administrative Agent and binding on such asset on the Closing Date (or, if later, the date of acquisition of such asset, or the date a Person that owns such assets becomes a Guarantor, so long as any such prohibition is not created in contemplation of such acquisition or of such Person becoming a Guarantor) or any permitted agreement with any Governmental Authority binding on such asset (in each case, after giving effect to the applicable anti-assignment provisions in the Uniform Commercial Code of any applicable jurisdiction) or (ii) would require the consent, approval, license or authorization from any Governmental Authority or regulatory authority, unless such consent, approval, license or authorization has been received (after giving effect to the applicable anti-assignment provisions in the Uniform Commercial Code of any applicable jurisdiction), (j) margin stock (within the meaning of Regulation U of the Board, as in effect from time to time), (k) any deposit account or securities account that is used solely as a pension fund, escrow (including, without limitation, any escrow accounts for the benefit of customers), trust, or similar account, in each case, for the benefit of third parties, (l) assets to the extent a security interest in such assets would result in material and adverse tax consequences to the Borrower (or, if applicable, the common parent of the Borrower’s consolidated group for applicable income tax purposes) and its Subsidiaries as reasonably determined mutually by the Administrative Agent and the Borrower, (m) any assets with respect to which, as reasonably determined mutually by the Administrative Agent and the Borrower, the cost, burden, difficulty or other consequences (including adverse tax consequences) of pledging such assets or perfecting a security interest therein shall be excessive in view of the benefits to be obtained by the Term Lenders therefrom, (n) receivables assets subject to a receivables facility permitted hereunder that are customarily sold or pledged in connection with receivables transactions and the proceeds thereof and (o) other than to the extent constituting ABL Priority Collateral, cash and cash equivalents, deposit accounts, commodities accounts and securities accounts (including securities entitlements and related assets) except to the extent constituting proceeds of Collateral or to the extent a security interest therein can be perfected with the filing of a UCC-1 financing statement; provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (a) through (o) (unless such proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (a) through (o)). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Excluded Assets shall not include any Designated Closing Date Property.
“Excluded Equity Interests” shall mean (a) any of the outstanding voting Equity Interests or other voting ownership interests of any Subsidiary that is a CFC or Domestic Foreign Holdco in excess of 65% of all the voting Equity Interests or other voting ownership interests of such CFC or Domestic Foreign Holdco designated as having voting power, (b) any equity or other voting ownership interests in any Subsidiary that is not a first tier Subsidiary of the Borrower or a Guarantor, (c) any Equity Interests to the extent the pledge thereof would be prohibited or limited by any applicable requirement of Law existing on the date hereof or on the date such Equity Interests are acquired by the Borrower or any other Guarantor or on the date the issuer of such Equity Interests is created other than to the extent that any such prohibition would be rendered ineffective pursuant to the applicable anti-assignment provisions in the Uniform Commercial Code of any applicable jurisdiction, (d) the Equity Interests of a Subsidiary (other than a Wholly Owned Subsidiary) the pledge of which would violate such Subsidiary’s organizational or joint venture documents that is binding on or relating to such Equity Interests after giving effect to the applicable anti-assignment provisions in the Uniform Commercial Code of any applicable jurisdiction, (e) the Equity Interests of any broker dealer or trust companies and (f) the Equity Interests of Immaterial Subsidiaries except to the extent a security interest can be perfected with the filing of a UCC-1 financing statement.
“Excluded Subsidiary” means (a) any Subsidiary that is a non-Wholly Owned Subsidiary, including any joint ventures (provided that a Wholly Owned Restricted Subsidiary that becomes a non-Wholly Owned Restricted Subsidiary shall not constitute an Excluded Subsidiary pursuant to this clause (a) alone unless (1) it is no longer a Wholly Owned Subsidiary as a result of a transaction for a bona fide business purpose as determined by the Borrower in good faith, and (2) the Loan Parties’ Investments in such Subsidiary (giving effect to such transaction, and including both debt and equity Investments), valued at the fair market value thereof at the time of such transaction, are deemed an Investment made by the Loan Parties at the time of such transaction and are permitted under Section 6.04 (but not under Section 6.04(a) or 6.04(c) unless in compliance with the limitation in the proviso to Section 6.04(a)), (b) each Subsidiary listed on Schedule 1.01(b), (c) any Subsidiary for which the Guarantee of or the grant of Liens to secure the Obligations (i) is prohibited by any applicable contractual obligation existing on the Closing Date or on the date any such Subsidiary is acquired or organized or ceases to be an Excluded Subsidiary pursuant to any other clause of this definition (as long as such prohibition was not entered into in contemplation of such transaction) or (ii) is prohibited by any requirement of Law or requires governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any Immaterial Subsidiary, (e) (i) any Domestic Foreign Holding Company and (ii) any CFC, (f) any Subsidiary of a CFC, (g) [reserved], (h) [reserved], (i) any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, (j) any Subsidiary acquired pursuant to a Permitted Acquisition (or other Investment not prohibited by this Agreement) that is financed with Indebtedness permitted under hereunder hereof as assumed Indebtedness (not incurred in contemplation of such acquisition) and any Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits such Subsidiary from becoming a Guarantor, (k) [reserved], (l) [reserved] and (m) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the cost, burden, difficulty or other consequences (including any adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; provided that upon notice to the Administrative Agent, the Borrower may at any time and in its sole discretion, deem that any Subsidiary shall not be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents. Notwithstanding the foregoing, (x) no Subsidiary that is a borrower or a guarantor under an ABL Facility shall be an Excluded Subsidiary, and (y) no Subsidiary that guarantees obligations of a U.S. Person under an ABL Facility shall be an Excluded Subsidiary.
“Excluded Taxes” shall mean, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Term Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Term Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Term Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Term Lender acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment or transfer made at the request of, or at the direction of, any Loan Party) or (ii) such Term Lender changes its lending office (other than a change in a lending office made at the request of, or at the direction of, any Loan Party), except, in each case, to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Term Lender’s assignor immediately before such Term Lender became a party hereto or to such Term Lender immediately before it changed its lending office, (c) Taxes that would not have been imposed but for such Recipient’s failure to comply with Section 2.14(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements entered into to implement or further the collection of Taxes imposed pursuant to the foregoing (together with any Law implementing such agreements).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fees” shall mean those fees required to be paid by the Borrower hereunder pursuant to Section 2.03 and any other fees agreed in writing to be paid by the Borrower to any Administrative Agent, Collateral Agent or any Term Lender.
“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” shall mean United States generally accepted accounting principles.
“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee Agreement” shall mean the Guarantee Agreement, date as of the Closing Date, among the Borrower, Holdings, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, friable asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.
“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Holdings” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (k) all obligations of such Person as an account party in respect of letters of credit and (l) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Information” shall have the meaning assigned to such term in Section 9.17.

“Intellectual Property” shall mean, with respect to any Guarantor, all intellectual property rights of every kind and nature now owned or hereafter acquired by such Guarantor, including Patents, Copyrights and Trademarks.
“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person, or (d) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of compliance with Section 6.04, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or other property by the Borrower or a Subsidiary in respect of such Investment.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time.
“IRS” shall mean the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lien” shall mean, (a) with respect to any asset, (i) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, encumbrance, license, charge preference, priority or security interest of any kind or nature whatsoever in or on such asset (including any easement, right of way or other encumbrance on title to real property) and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” shall mean this Agreement, the Security Documents, the Guarantee Agreement, the Seller Note and any other document executed in connection with the foregoing.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Guarantors.
“Management” means members of management who are members of management of the Target immediately prior to the consummation of the Acquisition and who directly or indirectly own equity in the Borrower immediately after giving effect to the Acquisition.
“Management Agreement” means any management agreement entered into prior to or following the Closing Date reasonably acceptable to the Administrative Agent.
“Management Fee” means any monitoring or management fee payable under the Management Agreement.
“Margin Stock” shall have the meaning assigned to such term in Regulations T, U and X.
“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Term Lenders under any Loan Document.
“Material Indebtedness” shall mean Indebtedness (other than the Term Loans) or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.
“Material Property” means (1) any fee-owned real property which is located in the United States that is owned by any Loan Party and that has a fair market value in excess of $5,000,000 (at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith, and (2) each Designated Closing Date Property.
“Material Subsidiary” shall mean, at any date of determination, each Subsidiary (a) whose total assets at the last day of the most recently ended four-quarter period for which financial statements were, or were required to be, furnished in accordance with Section 5.04(a) or 5.04(b), were equal to or greater than 1.5% of total assets of the Borrower and its Subsidiaries on a consolidated basis at such date or (b) whose Consolidated EBITDA for such period were equal to or greater than 1.5% of the Consolidated EBITDA of the Borrower and its Subsidiaries for such period, in each case giving pro forma effect to any Investments in, and Restricted Payments from, such Subsidiary since the end of such period; provided that if, at any time and from time to time after the Closing Date, Subsidiaries having total assets or Consolidated EBITDA below the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 3% of total assets of the Borrower and its Subsidiaries on a consolidated basis or more than 3% of the Consolidated EBITDA of the Borrower and its Subsidiaries (calculated, in the manner described above, for the most recently ended four-quarter period for which financial statements were, or were required to be, furnished in accordance with Section 5.04(a) or 5.04(b)), then the Borrower shall promptly, (i) designate in writing to the Administrative Agent one or more of such Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of the definition of “Collateral and Guarantee Requirement”.

“Maturity Date” shall mean October 3, 2027 (or if such day is not a Business Day, the next preceding Business Day).
“Maximum Rate” shall have the meaning assigned to such term in Section 9.08.
“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
“Mortgages” shall mean all mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, leasehold deeds of trust or leasehold deeds to secure debt and other similar security documents, in each case securing the Obligations, in form and substance reasonably acceptable to the Administrative Agent.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.
“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (excluding amounts below the Prepayment Trigger but including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale on a basis pari passu with, or senior to, the Term Loans and which is required to be repaid with such proceeds (other than (x) Indebtedness hereunder, and (y) any such Indebtedness assumed by the purchaser of such asset); (b) with respect to any issuance or incurrence of Indebtedness (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01) or any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith and (c) [reserved].
“Non-Bank Tax Certificate” shall have the meaning assigned to such term in Section 2.14(g)(ii)(B)(c).
“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent, Collateral Agent or any Term Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, mortgage, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, recording, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment or transfer made at the request of, or at the direction of, any Loan Party).
“Participant” shall have the meaning assigned to such term in Section 9.04(d).
“Participant Register” shall have the meaning assigned to such term in Section 9.04(d).
“Patents” shall mean, with respect to any Guarantor, all of such Guarantor’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions, designs and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and with respect to which the Borrower has liability.
“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(f).
“Permitted Investments” shall mean:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;
(b)investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least Aa3 or higher (or the then equivalent grade) by Moody’s or A-1 (or the then equivalent grade) by S&P;
(d)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
(e)investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and
(f)other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
“Permitted Investors” shall mean Investindustrial Investment Holding S.a r.l. (together with its controlled affiliates and any funds, limited partnerships or other investment vehicles which are managed or advised by it or its controlled affiliates).
“Permitted Securitization Facility” means any transaction or series of transactions involving the sale of accounts receivable (and related supporting obligations and books and records) so long as the Indebtedness thereunder and other payment obligations with respect thereto are nonrecourse to the Borrower and its Subsidiaries (other than any Special Purpose Finance Subsidiary), other than limited recourse provisions that are customary for transactions of such type and do not have the effect of Guaranteeing the repayment of any such Indebtedness or limiting the loss or credit risk of lenders or purchasers with respect to payment or performance by the obligors of the accounts receivable so transferred.
“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
“PIK Interest” shall have the meaning assigned to such term in Section 2.04(c).

“Prepayment Trigger” has the meaning given to that term in the definition of Asset Sale.
“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.
“Recipient” shall mean (a) the Administrative Agent and (b) any Term Lender, as applicable.
“Register” shall have the meaning assigned to such term in Section 9.04(c).
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective officers, directors, employees, agents, advisors, representatives, controlling persons, members, successors and permitted assigns of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, pumping, disposal, discharge, or leaching or into the indoor or outdoor environment, including the air, soil, ground and surface water, or any building, structure, facility or fixture.
“Required Lenders” shall mean, at any time, Term Lenders having Term Loans and unused Term Loan Commitments representing more than 50% of the sum of all Term Loans outstanding and Term Loan Commitments at such time.
“Resignation Effective Date” shall have the meaning assigned to such term in Section 8.06.
“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary.
“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.
“Secured Parties” shall have the meaning assigned to such term in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Documents” shall mean the Collateral Agreement, and each of the security agreements, Mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to the Collateral and Guarantee Requirement.
“Seller Note” shall mean the Seller Note substantially in the form of Exhibit F issued by the Borrower to the Term Lenders pursuant to Section 2.02(e).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solvent” shall mean, (a) the sum of the liabilities (including contingent liabilities) of Holdings, the Borrower and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Holdings, the Borrower and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of Holdings, the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings, the Borrower and its Subsidiaries as they become absolute and matured, (c) the capital of Holdings, the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof, (d) Holdings, the Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or liabilities, including current obligations beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise) and (e) Holdings, the Borrower and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances.
“Special Purpose Finance Subsidiary” means any Subsidiary of the Borrower created solely for the purpose of, and whose sole activity shall consist of, acquiring and financing accounts receivable of the Borrower and its Subsidiaries pursuant to a Permitted Securitization Facility.
“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean any subsidiary of Borrower.
“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to the Guarantee Agreement; provided that in no event shall an Excluded Subsidiary be a Subsidiary Guarantor.

“Target” has the meaning given it in the introductory paragraphs.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Lender” shall mean (a) the Persons party hereto on the Closing Date identified as a “Term Lender” on the signature pages hereto (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto as a Term Lender pursuant to an Assignment and Acceptance or otherwise in accordance with this Agreement.
“Term Loan Commitment” shall mean, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans hereunder in the amounts set forth on Schedule 2.01. The aggregate Term Loan Commitment as of the Closing Date is $425,948,746.94.
“Term Loans” shall mean the term loans made by the Term Lenders to the Borrower pursuant to Section 2.01, and shall include any PIK Interest.
“Trademarks” shall mean, with respect to any Guarantor, all of such Guarantor’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, domain names and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing, (b) all renewals of the foregoing, (c) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future infringements, dilutions or violations thereof, (d) all rights to sue for past, present and future infringements, dilutions or violations thereof, and (e) all rights corresponding to any of the foregoing throughout the world.
“Transactions” shall mean, collectively, (a) execution, delivery and performance by Buyers and their applicable Affiliates of the Acquisition Agreement and the consummation of the transactions contemplated thereby, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Term Loans hereunder, (c) the making of the Equity Contribution and of the Designated Post-Closing Transactions Contribution Amount and (d) the payment of related fees and expenses.
“Transition Services Agreement” shall have the meaning assigned to such term in the Acquisition Agreement as of the Closing Date.
“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Term Lender” shall have the meaning assigned to such term in Section 2.14(g)(i)(A).
“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.
“Withholding Agent” shall mean any Loan Party and the Administrative Agent.
SECTION 1.02Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall,” and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document or any other agreement, instrument or document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, but only to the extent that such amendment, restatements, supplements or modifications are not prohibited by this Agreement, (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision of this Agreement or the other Loan Documents to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any provision of this Agreement or the other Loan Documents) regardless of whether any such notice is given before or after such change in GAAP, then such provision shall be interpreted on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders and (d) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-Financial Instruments (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470 (or any other Accounting Standards

Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability in accordance with GAAP as in effect on December 31, 2018.
SECTION 1.03Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that would be (a) permitted or required by Regulation S-X under the Securities Act together with those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions acceptable to the Administrative Agent and (b) required by the definition of Consolidated EBITDA.
SECTION 1.04Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
THE CREDITS
SECTION 2.01 Term Loan Commitments. Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Term Lender agrees, severally and not jointly, to extend a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment in respect of its ratable portion of the Seller Note Consideration. For the avoidance of doubt, the Term Loans will not be advanced as cash or immediately available funds, but rather will consist of obligations, evidenced by the Seller Note, that the Term Lenders have agreed to accept in consideration of the Seller Note Consideration. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
SECTION 2.02Evidence of Debt; Repayment of Term Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender the principal amount of each Term Loan of such Term Lender as provided in Section 2.07.
(b)Each Term Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Term Lender resulting from each Term Loan made by such Term Lender, including the amounts of principal and interest payable and paid to such Term Lender from time to time under this Agreement.
(c)The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Term Loan made hereunder, the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Term Lender hereunder and (ii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Term Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Term Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Term Loans in accordance with their terms.
(e)The Term Loans made by the Term Lenders hereunder shall be evidenced by the Seller Note, which shall be issued by the Borrower on the Closing Date (and which shall constitute the Seller Note Consideration).
SECTION 2.03Fees. (a) The Borrower agrees to pay to each Administrative Agent, for its own account, such fees as may be separately agreed upon in writing in the amounts and at the times so specified.
(b)All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Term Lenders. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
SECTION 2.04Interest on Term Loans. (a) Subject to the provisions of Section 2.05, the Term Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days at all times and calculated from and including the Closing Date to but excluding the date of repayment thereof) at a rate per annum equal to the Applicable Margin in effect from time to time.
(b)Interest on each Term Loan shall be payable on the last Business Day of each March, June, September and December and the Maturity Date, except as otherwise provided in this Agreement.
(c)Notwithstanding the requirement of Section 2.13(a) that payments by the Borrower hereunder be made in immediately available Dollars (but subject to Section 2.05), regularly scheduled payments, on or prior to the first anniversary of the Closing Date, of interest accrued on Term Loans, up to an amount representing the accrual of a rate per annum of 1.0%, may be paid in kind (at the election of the Borrower, notified in writing to the Administrative Agent no later than fifteen (15) Business Days prior to the applicable scheduled date for payment thereof, and specifying the amount so elected to be paid in kind; provided, that failure to provide such notice by the date fifteen (15) Business Days prior to such scheduled date shall be deemed to be an election to pay in kind the maximum amount permitted hereunder) by addition of such amount, on the applicable date of payment, to the outstanding principal amount of Term Loans (allocable among the Term Lenders according to their ratable shares of the Term Loans), and such capitalized interest (the “PIK Interest”) shall thenceforth be considered an amount of outstanding principal of the Term Loans, made by the Term Lenders, for all purposes hereof (and shall bear interest in accordance with this Section 2.04). The obligation of the Borrower to pay such PIK Interest so added shall be automatically evidenced by the Seller Note.

SECTION 2.05Default Interest. If (i) the Borrower shall default in the payment of any principal of or interest on any Term Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, or (ii) an Event of Default has occurred and is continuing and, solely with respect to an Event of Default other than pursuant to Section 7.01(b), (c), (g) and (h), the Required Lenders so vote, then, in the case of clause (i) above, until such defaulted amount shall have been paid in full or, in the case of clause (ii) above, from the date such Event of Default occurs and, if applicable, such vote has been exercised by the Required Lenders and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Term Loan pursuant to Section 2.04 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days at all times) equal to the rate that is applicable to the Term Loans at such time pursuant to Section 2.04 plus 2.00% per annum.
SECTION 2.06Termination of Term Loan Commitments. The Term Loan Commitments shall automatically terminate upon the making and acceptance of the Term Loans (and issuance of the Seller Note in respect of the Seller Note Consideration) on the Closing Date.
SECTION 2.07Repayment of Term Loans. (a) The Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, on the last Business Day of each March, June, September and December occurring prior to the Maturity Date, commencing on March 31, 2025, a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.08 and 2.09(f)) equal to (i) the aggregate principal amount of Term Loans outstanding immediately after the incurrence of such Term Loans on the Closing Date multiplied by (ii) 0.25%.
(b)To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
SECTION 2.08Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay the Term Loans, in whole or in part, upon providing notice at least one (1) Business Day prior to the date of prepayment, to the Administrative Agent before 12:00 (noon), New York City time, for the benefit of the Term Lenders; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.
(b)Voluntary prepayments of Term Loans shall be applied to the remaining scheduled installments of principal due in respect of the Term Loans (including, for the avoidance of doubt, the payment due on the Maturity Date) under Section 2.07 in direct order of maturity.
(c)Each notice of prepayment shall specify the prepayment date and the principal amount of Term Loans (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Term Loans (or portion thereof) by the amount stated therein on the date stated therein; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All prepayments under this

Section 2.08 shall be without premium or penalty. All prepayments under this Section 2.08 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
SECTION 2.09Mandatory Prepayments. (a) Not later than the fifth Business Day following the receipt by Holdings, the Borrower or any Subsidiary of Net Cash Proceeds from any Asset Sale, the Borrower shall prepay outstanding Term Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.09(f)
(b)Not later than the fifth Business Day following the receipt by Holdings, the Borrower or any Subsidiary of Net Cash Proceeds from any Equity Issuance (excluding any Designated Post-Closing Transaction Contribution Amount, any Designated Equity Investment Amount and any Equity Issuance the proceeds of which are used within five (5) Business Days of the receipt thereof to pay principal, interest, charges, expenses, fees, indemnities or any other amounts payable by the Borrower under any Loan Document), the Borrower shall prepay outstanding Term Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.09(f).
(c)No later than the earlier of (i) ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2023, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Term Loans in accordance with Section 2.09(f) in an aggregate principal amount equal to (x) the 50% of Excess Cash Flow for the fiscal year then ended minus (y) voluntary prepayments of Term Loans under Section 2.08 during such fiscal year but only to the extent that such prepayments are not funded with the proceeds of Indebtedness.
(d)Not later than the fifth Business Day following the receipt by Holdings, the Borrower or any Subsidiary of Net Cash Proceeds from the issuance or incurrence of Indebtedness for borrowed money (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrower shall prepay outstanding Term Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.09(f).
(e)[Reserved].
(f)Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied to the remaining scheduled installments of principal due in respect of the Term Loans (including, for the avoidance of doubt, the payment due on the Maturity Date) under Section 2.07 in direct order of maturity.
(g)The Borrower shall deliver to the Administrative Agent at least three Business Days prior to the date of any prepayment pursuant to this Section 2.09 a certificate signed by a Financial Officer of the Borrower (i) setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) specifying the prepayment date and the principal amount of the Term Loans (or portion thereof) to be prepaid. All prepayments under this Section 2.09 shall be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.10Increased Costs; Capital Adequacy. (a) If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Term Lender,
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Term Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Term Lender;
and the result of any of the foregoing shall be to increase the cost to such Term Lender or such other Recipient of making or maintaining any Term Loan or to reduce the amount of any sum received or receivable by such Term Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Term Lender or other Recipient, the Borrower will pay to such Term Lender or such other Recipient, as the case may be, upon demand such additional amount or amounts as will compensate such Term Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)A certificate of a Term Lender setting forth the amount or amounts necessary to compensate such Term Lender or the holding company, as the case may be, as specified in clause (a) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Term Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(c)Failure or delay on the part of any Term Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Term Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Term Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Term Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Term Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.11Pro Rata Treatment
. Except as otherwise expressly provided herein the borrowing of the Term Loans, each payment or prepayment of principal of the Term Loans and each payment of interest on the Term Loans shall be allocated pro rata among the Term Lenders in accordance with their respective applicable Term Loan Commitments or respective principal amounts of their outstanding Term Loans, as applicable.
SECTION 2.12Sharing of Setoffs
. If any Term Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other Obligations hereunder resulting in such Term Lender receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Term Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Term Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Term Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Term Lender as consideration for the assignment of or sale of a participation in any of its Term Loans or Term Loan Commitments.
Holdings and the Borrower each consent to the foregoing and agree, to the extent it may effectively do so under Applicable Law, that any Term Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Term Lender were a direct creditor of each Loan Party in the amount of such participation.
SECTION 2.13Payments. (a) The Borrower shall make each payment (including principal of or interest on the Term Loans or any Fees or other amounts) hereunder or under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment shall be made to the Administrative Agent at such address and/or account as directed by the Administrative Agent to the Borrower. The Administrative Agent shall promptly distribute to each Term Lender any payments received by the Administrative Agent on behalf of such Term Lender.
(b)Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on the Term Loans or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
SECTION 2.14Taxes (a) For purposes of this Section 2.14, the term “Applicable Law” includes FATCA.

(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes and without setoff, counterclaim, or other defense, except, in each case, as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Loan Parties. Holdings and the Borrower shall, and shall cause the other Loan Parties to, jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Term Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Term Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Term Lenders. Each Term Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Term Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Term Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Term Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Term Lender by the Administrative Agent shall be conclusive absent manifest error. Each Term Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Term Lender under any Loan Document or otherwise payable by the Administrative Agent to the Term Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Term Lenders. (i) Any Term Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Term Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Term Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation described in Sections 2.14(g)(ii)(A), (B)(a)-(d) or (C)) shall not be required if in the Term Lender’s reasonable judgment such completion, execution or submission would subject such Term Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Term Lender.
(ii)Without limiting the generality of the foregoing:
(A)any Term Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Term Lender”) shall deliver to the Borrower and the Administrative Agent two copies of executed Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Term Lender is subject to backup withholding or information reporting requirements;
(B)each Term Lender that is not a U.S. Term Lender and that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent two of whichever of the following is applicable:
a)copies of executed Internal Revenue Service Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party;
b) copies of executed Internal Revenue Service Form W-8ECI (or any successor form thereto);

c)in the case of a Term Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or Section 871(h) of the Code, (x) a certificate, substantially in the form of Exhibit D-1, D-2, D-3 or D-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Term Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with such Term Lender’s conduct of a United States trade or business and (y) copies of executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor forms);
d)where such Term Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Term Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Term Lender is a partnership and not a participating Term Lender, the Non-Bank Tax Certificate(s) may be provided by the Term Lender on behalf of the direct or indirect partner(s)); or
e)copies of any other executed form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(C)if a payment made to a Term Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Term Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Term Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Term Lender has complied with such Term Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(D)If the Administrative Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide the Borrower with two duly completed original copies of Internal Revenue Service Form W-9. If the Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide an applicable Form W-8 (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Term Lenders.
(iii)Notwithstanding anything to the contrary in this Section 2.14, no Term Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Term Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Term Lenders on the Closing Date and on each other date any such representations and warranties are required to be made that:

SECTION 3.01Organization; Powers. Holdings, the Borrower and each of the Subsidiaries: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder, except, in each case, where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.02Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, (B) of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any Subsidiary, (C) any order of any Governmental Authority or (D) any provision of any indenture, agreement or other instrument to which Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with the giving of notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents), except with respect to (b)(i)(A) and (C) and (b)(ii), where such violation or conflict could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.03Enforceability. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by the Borrower, Holdings and each Subsidiary party hereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, Holdings and each Subsidiary party hereto or thereto, enforceable against the Borrower or such other party in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity (b) the effect of foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries.
SECTION 3.04Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) [reserved], (c) such as have been made or obtained and are in full force and effect and (d) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, or imposition of a Lien, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 [Reserved].
SECTION 3.06[Reserved].
SECTION 3.07[Reserved].
SECTION 3.08[Reserved].
SECTION 3.09[Reserved].
SECTION 3.10[Reserved].
SECTION 3.11Federal Reserve Regulations. No part of the proceeds of any Term Loan hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of the Term Loans, not more than an insignificant portion of the value of the assets (of any individual Loan Party or of any such Loan Party on a consolidated basis with its Subsidiaries) will be Margin Stock.
SECTION 3.12Investment Company Act. No Loan Party is, or is required to register as, an “investment company,” as defined in the Investment Company Act.
SECTION 3.13Use of Proceeds. The proceeds of the Term Loans constitute the Seller Note Consideration.
SECTION 3.14[Reserved].
SECTION 3.15[Reserved].
SECTION 3.16[Reserved].
SECTION 3.17[Reserved].
SECTION 3.18Security Documents. (a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Collateral Agreement) is delivered to the Collateral Agent, the Lien created under Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the appropriate offices as required pursuant to the Collateral Agreement, the Lien created under the Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral described in such statements, in each case prior and superior in right to any other Person, other than with respect to Liens permitted by Section 6.02 which by operation of Law rank prior and superior thereto.
(b)Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright

Office, together with the financing statements described in clause (a) above, the Lien created under the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).
SECTION 3.19[Reserved].
SECTION 3.20Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, Holdings, the Borrower and its Subsidiaries, taken as a whole, are Solvent.
SECTION 3.21Senior Secured Debt. The Obligations constitute “senior debt”, “senior indebtedness”, “guarantor senior debt”, “senior secured financing” and “designated senior indebtedness” (or any comparable term) under the documentation for all Indebtedness that is subordinated in right of payment to the Obligations or secured by a junior ranking Lien to the Lien securing the Obligations, as applicable.
SECTION 3.22[Reserved].
SECTION 3.23[Reserved].
SECTION 3.24[Reserved]
.
ARTICLE IV
CONDITIONS OF CREDIT EXTENSION
SECTION 4.01Closing Date. The obligation of each Term Lender to make and accept (in consideration of the Seller Note Consideration) the Term Loans hereunder is subject to the satisfaction (or waiver in accordance with Section 9.07) of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent and each Term Lender):
(a)The Administrative Agent shall have received, and be satisfied with:
(i)an executed counterpart of this Agreement, and the Seller Note, in each case, from each party thereto (or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement);

(ii)such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents, in each case, in form reasonably acceptable to the Administrative Agent;
(iii)such other documents and certificates (including organizational documents and good standing certificates) as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Borrower and any other legal matters relating to the Borrower, the Loan Documents or the transactions contemplated thereby;
(iv)an opinion of Kirkland & Ellis LLP, counsel to the Borrower, addressed to the Administrative Agent and the Term Lenders and dated the Closing Date, in form and substance satisfactory to the Administrative Agent (and the Borrower hereby instructs such counsel to deliver such opinion to such Persons);
(v)evidence reasonably demonstrating that Target and the Business (each, as defined in the Acquisition Agreement) have been released from any guarantees or other obligations (or will released automatically concurrently with the making of the Term Loans on the Closing Date), and all liens on any assets of the Target or the Business have been released (or will released automatically concurrently with the funding of the Term Loans on the Closing Date), in each case, under (i) that certain Second Amended and Restated Credit Agreement dated as of December 1, 2017 (as amended, restated, supplemented or otherwise modified prior to the date hereof) and (ii) any of the 4.000% Senior Notes due 2028 of the Seller under that certain Indenture dated as of March 2, 2010 (as amended, restated, supplemented or otherwise modified prior to the date hereof);
(vi)the Collateral and Guarantee Requirement (other than as expressly permitted to be effected after the Closing Date pursuant to and in accordance with Sections 5.10 and 5.12) shall have been satisfied; provided that if, notwithstanding the use by the Borrower of commercially reasonable efforts without undue burden or expense to cause the Collateral and Guarantee Requirement to be satisfied on the Closing Date, the requirements thereof (other than (a) the execution and delivery of each of the Guarantee Agreement and Collateral Agreement by the Loan Parties, (b) creation of and perfection of security interests in the Equity Interests issued by the Borrower and its Wholly Owned Subsidiaries that are not Excluded Assets (provided that any such Equity Interests that are certificated, other than certificated Equity Interests of the Borrower (to the extent certificated), will be required to be delivered on the Closing Date only to the extent received, it being understood that the Borrower shall use its commercially reasonable efforts to cause such certificates to be delivered to the Borrower on the Closing Date) and (c) delivery of Uniform Commercial Code financing statements, with respect to perfection of security interests in the assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Closing Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Term Loans on the Closing Date (but shall be required to be satisfied as promptly as practicable on or after the Closing Date or such later date as the Administrative Agent may otherwise reasonably agree);
(vii)[reserved];
(viii)[reserved];
(ix)a certificate from the chief financial officer of Holdings certifying substantially in the form of Exhibit G that Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions to occur on the Closing Date, is Solvent; and
(x)a request for the extension and acceptance of the Term Loans at least three (3) Business Days prior to the Closing Date.
(b)Prior to or substantially concurrently with the initial making of the Term Loans on the Closing Date, (i) the Equity Contribution shall have been consummated and the proceeds thereof shall have been paid to the Term Lenders or their designee as partial consideration for the Acquisition, and (ii) the Acquisition shall be consummated in accordance with the terms of the Acquisition Agreement (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the Borrower, the Term Lenders without the prior written consent of the Administrative Agent).
(c)The Borrower shall have paid all fees, costs and expenses required to be paid on or prior to the Closing Date pursuant to the terms hereof or as otherwise agreed in writing to be paid by it to the Administrative Agent or the Term Lenders in connection herewith, in each case, to the extent due, to the extent that statements for such expenses shall have been delivered to the Borrower at least three (3) Business Days prior to the Closing Date).
(d)Upon the reasonable request of any Term Lender made at least ten days prior to the Closing Date, the Borrower shall have provided to such Term Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date.
(e)Since the date of the Acquisition Agreement, there shall have been no “Material Adverse Effect” (as such term is defined in the Acquisition Agreement).
(f)At the time of and immediately after the making of the Term Loans on the Closing Date, no Default or Event of Default shall have occurred and be continuing.
(g)The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (without duplication of materiality or Material Adverse Effect qualifiers) on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of materiality or Material Adverse Effect qualifiers) on and as of such earlier date.

(h)The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in clauses (b), (e), (f) and (g) above.
ARTICLE V
AFFIRMATIVE COVENANTS
Each of Holdings and the Borrower covenants and agrees with each Term Lender that so long as this Agreement shall remain in effect and until the Term Loan Commitments have been terminated and the principal of and interest on each Term Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrower will, and will cause each of the Subsidiaries to:
SECTION 5.01Existence. (a) In the case of each Loan Party, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.
(b)Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all Applicable Laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in each case in this Section 5.01(b), as would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.02Insurance. (a) Keep its insurable properties adequately insured at all times with insurers reasonably believed by the Borrower to be financially sound and reputable insurers at the time such insurance was purchased; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it and maintain such other insurance as may be required by law.
(b)In the United States and Canada, and to the extent customary in any other applicable jurisdiction, cause all such policies (but, for the avoidance of doubt, excluding any public property damage policy or any workers compensation, public liability or other third party liability policies) to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence and continuance of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; at the reasonable request of the Collateral Agent, deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent and deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.
(c)Promptly upon the request of the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent a true and complete list of all insurance of Holdings and its Subsidiaries in effect at such time and a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.
SECTION 5.03Obligations and Taxes
. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof, except, in each case in this Section 5.03, as would not reasonably be expected to have a Material Adverse Effect; provided that such payment and discharge shall not be required with respect to any such Tax so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Material Property, there is no risk of forfeiture of such property.
SECTION 5.04Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Term Lender:
(a)within 150 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by any independent public accountants of recognized national standing (or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable) and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (provided that, for the avoidance of doubt, an explanatory or emphasis of matter paragraph does not constitute a qualification or exception)) (other than with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered, (B) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period, or (C) a civil or criminal investigative demand, subpoena or other request for information arising from any investigation or inquiry by or on behalf of any Governmental Authority or any claim, complaint, other form of accusation of a potential or actual charge or claim, litigation, investigation, arbitration or any other form of proceeding or inquiry arising from or relating to any of the foregoing) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision; provided that (x) audited financial statements for the first fiscal year following the Closing Date shall only cover the period from the Closing Date through December 31, 2022 and (y) if, during the period ending on or prior to the date that is six (6) months after the expiration of the Transition Services Agreement, at least three (3) days prior to the applicable delivery deadline under this clause (a), (1) the Borrower has notified the Seller in writing that it requires additional information (which shall be specified in reasonable detail in such notice) from the Seller or its Affiliates in order to comply with this clause (a), and (2) the Seller is in possession of such additional information at such time or such additional information is reasonably accessible to the Seller, in each case, and the Seller has not provided it to the Borrower, and (3) such additional information is reasonably necessary for the Borrower’s compliance with this clause (a), then such deadline shall be tolled and extended to the date that is ten (10) Business Days after the Seller or its applicable Affiliate has fulfilled such information requests to enable the Borrower to comply with this clause (a);
(b)commencing with the second full fiscal quarter after the Closing Date, within 60 days after the end of each fiscal quarter, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and, other than with respect to quarterly reports during the remainder of the first fiscal year after the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision; provided that if, during the period ending on or prior to the date that is six (6) months after the expiration of the Transition Services Agreement, at least three (3) days prior to the applicable delivery deadline under this clause (b), (1) the Borrower has notified the Seller in writing that it requires additional information (which shall be specified in reasonable detail in such notice) from the Seller or its Affiliates in order to comply with this clause (b), and (2) the Seller is in possession of such additional information at such time or such additional information is reasonably accessible to the Seller, in each case, and the Seller has not provided it to the Borrower, and (3) such additional information is reasonably necessary for the Borrower’s compliance with this clause (b), then such deadline shall be tolled and extended to the date that is ten (10) Business Days after the Seller or its applicable Affiliate has fulfilled such information requests to enable the Borrower to comply with this clause (b);
(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) [reserved];
(d)within 60 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget; provided that if, during the period ending on or prior to the date that is six (6) months after the expiration of the Transition Services Agreement, at least three (3) days prior to the applicable delivery deadline under this clause (d), (1) the Borrower has notified the Seller in writing that it requires additional information (which shall be specified in reasonable detail in such notice) from the Seller or its Affiliates in order to comply with this clause (d), and (2) the Seller is in possession of such additional information at such time or such additional information is reasonably accessible to the Seller, in each case, and the Seller has not provided it to the Borrower, and (3) such additional information is reasonably necessary for the Borrower’s compliance with this clause (d), then such deadline shall be tolled and extended to the date that is ten (10) Business Days after the Seller or its applicable Affiliate has fulfilled such information requests to enable the Borrower to comply with this clause (d);
(e)[reserved];
(f)[reserved];
(g)promptly after the request by any Term Lender, all documentation and other information that such Term Lender reasonably requests with respect to the Guarantors in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and
(h)promptly, from time to time, such other material written information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Term Lender may reasonably request. In no event shall the requirements set forth in this Section 5.04(h) require Holdings, the Borrowers or any of their respective Subsidiaries to provide any such information which (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Term Lender (or their respective representatives or contractors) is prohibited by law or contractual obligation (not created in contemplation thereof) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product; provided that if, during the period ending on or prior to the date that is six (6) months after the expiration of the Transition Services Agreement, at least three (3) days prior to any applicable delivery deadline under this clause (h), (1) the Borrower has notified the Seller in writing that it requires additional information (which shall be specified in reasonable detail in such notice) from the Seller or its Affiliates in order to comply with this clause (h), and (2) the Seller is in possession of such additional information at such time or such additional information is reasonably accessible to the Seller, in each case, and the Seller has not provided it to the Borrower, and (3) such additional information is reasonably necessary for the Borrower’s compliance with this clause (h), then such deadline shall be tolled and extended to the date that is ten (10) Business Days after the Seller or its applicable Affiliate has fulfilled such information requests to enable the Borrower to comply with this clause (h).
Notwithstanding the foregoing, the obligations in Sections 5.04(a) and (b) above may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a parent company thereof) filed with the SEC within the applicable time periods required by applicable law and regulations or (B) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings); provided that (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information referred to in clause (A) or (B) above is in lieu of information required to be provided under paragraph (a) above, such materials are accompanied by a report and opinion of an independent registered public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (provided that, for the avoidance of doubt, an explanatory or emphasis of matter paragraph does not constitute a qualification or exception)) (other than with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered, (B) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period, or (C) a civil or criminal investigative demand, subpoena or other request for information arising from any investigation or inquiry by or on behalf of any Governmental Authority or any claim, complaint, other form of accusation of a potential or actual charge or claim, litigation, investigation, arbitration or any other form of proceeding or inquiry arising from or relating to any of the foregoing).
SECTION 5.05Litigation and Other Notices. Furnish to the Administrative Agent and each Term Lender prompt written notice of the following:
(a)any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
(b)the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Loan Party that has a reasonable likelihood of being adversely determined and if so determined thereof that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c)any development that, in the reasonable and good faith determination of the Borrower, has resulted or could reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure (to the extent required in order to maintain perfection) or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.
(b)[Reserved]
SECTION 5.07[Reserved].
SECTION 5.08Use of Proceeds
. Deem the proceeds of the Term Loans only as constituting the Seller Note Consideration.
SECTION 5.09[Reserved].
SECTION 5.10Post-closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.10 or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, Holdings, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.10 that would have been required to be delivered or taken on the Closing Date, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.
SECTION 5.11Further Assurances. Subject to (i) the proviso to the proviso in Section 4.01(a)(vi) solely with respect to the Closing Date and (ii) the last paragraph of the definition of “Collateral and Guarantee Requirement”, each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages, deeds of trust and other documents), that may be required under Applicable Law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. Each Loan Party agrees and confirms that the agreements of the Term Lenders hereunder to accept the Term Loans in consideration of the Seller Note Consideration are made in reliance on the rights of the Term Lenders to request and obtain all such documents, financing statements, agreements and instruments, and cause the Loan Parties and their Subsidiaries to take all further actions (including without limitation as set forth in Section 5.12), and such rights of the Term Lenders are an integral part of the collateral support for the Term Loans.
SECTION 5.12Additional Collateral; Additional Guarantors. (a) Upon (1) the formation or acquisition of any new direct or indirect Domestic Subsidiary (other than an Excluded Subsidiary) by any Loan Party that is a Material Subsidiary, or (2) any Subsidiary ceasing to be an Excluded Subsidiary, in each case within 30 days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after such formation or acquisition or cessation, in each case, notify the Administrative Agent thereof, and cause such Subsidiary (unless such Subsidiary is an Excluded Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party within 30 days after such notice (or such longer period as the Administrative Agent shall reasonably agree).
(b)Within 90 days (or such longer period as the Administrative Agent may agree in writing in its discretion) after the Administrative Agent’s written request, at any time or from time to time, with respect to any Material Property, deliver to the Administrative Agent with respect to each such Material Property, copies of title reports, abstracts or environmental assessment reports, to the extent available and in Borrower’s possession, and, to the extent such Material Property is not then subject to a Mortgage, an executed Mortgage in form for recordation, each in form and substance reasonably satisfactory to the Administrative Agent.
(c)Within 30 days (or such longer period as the Administrative Agent may agree in writing in its discretion) after the Closing Date, with respect to each Designated Closing Date Property located in the United States or any state or territory thereof, deliver to the Administrative Agent, to the extent such Material Property is not then subject to a Mortgage, an executed Mortgage in form for recordation, each in form and substance reasonably satisfactory to the Administrative Agent.
ARTICLE VI
NEGATIVE COVENANTS
Each of Holdings and the Borrower covenants and agrees with each Term Lender that until the Term Loan Commitments have been terminated and the principal of and interest on each Term Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than wholly contingent indemnification obligations), unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Borrower will, nor will they cause or permit any of the Subsidiaries to:
SECTION 6.01Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
(a)Indebtedness existing on the date hereof and set forth in Schedule 6.01;
(b)Indebtedness created hereunder and under the other Loan Documents;

(c)intercompany Indebtedness of the Borrower and its Subsidiaries to the extent permitted by Section 6.04; provided that any such Indebtedness that is owed by a Loan Party to a Subsidiary that is not a Loan Party is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;
(d)Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e) shall not exceed the greater of $20,000,000 and 12.0% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date outstanding at any time outstanding;
(e)Capital Lease Obligations of the Borrower or any Subsidiary in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of the greater of $20,000,000 and 12.0% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date outstanding at any time outstanding;
(f)Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;
(g)Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) immediately before and after such Person becomes a Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(g) shall be subject to the parenthetical in Section 6.04(f)(C);
(h)Indebtedness of Loan Parties consisting of revolving loans under a revolving credit facility (“ABL Facility”), in an aggregate principal amount outstanding not to exceed $150,000,000 less (ii) the face amount of issued and outstanding letters of credit pursuant to clause (i) below;
(i)Indebtedness of the Borrower or any Subsidiary as an account party in respect of letters of credit in an aggregate amount not to exceed the greater of $20,000,000 and 12.0% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date outstanding at any time;
(j)Indebtedness pursuant to any Permitted Securitization Facility not to exceed the greater of $75,000,000 and 45.0% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date outstanding at any time;
(k)other unsecured Indebtedness of the Loan Parties in an aggregate principal amount at any time outstanding not exceeding the sum of (x) the greater of $20,000,000 and 12.0% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date outstanding at any time, and (y) the aggregate amount of voluntary prepayments of the Term Loans effected prior to such time pursuant to Section 2.08;
(l)Indebtedness in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;
(m)customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for the purchase of goods or services;
(n)Indebtedness representing deferred compensation or stock-based compensation owed to employees of direct or indirect parent companies of the Borrower, the Borrower or its Subsidiaries incurred in the ordinary course of business or consistent with past practice or pursuant to the Transactions;
(o)any guarantee by the Borrower or its Subsidiaries of Indebtedness or other obligations of any of the Borrower or its Subsidiaries so long as the incurrence of such Indebtedness incurred by such person is not prohibited under the terms of this Agreement;
(p)obligations incurred under any Hedging Agreement in the ordinary course of business and not for speculative purposes;
(q)obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds, performance and completion guarantees, statutory, export or import indemnities, customs and completion guarantees (not for borrowed money) and similar obligations provided by the Borrower or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;
(r)Indebtedness of any Subsidiary that is not a Guarantor; provided that, at the time of any such incurrence of Indebtedness (and after giving pro forma effect thereto), the aggregate amount of Indebtedness incurred under this clause (r) does not exceed the greater of $10,000,000 and 6.0% of Consolidated EBITDA of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date;
(s)(i) tenant improvement loans and allowances in the ordinary course of business and (ii) to the extent constituting Indebtedness, guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of the Borrower and any Subsidiary thereof;
(t)Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Closing Date, including that (1) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount of goods or services and (2) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(u)guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(v)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u).
SECTION 6.02Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
(a)Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and, any interest and other obligations payable on or with respect to such obligations; in each case, any modifications, replacements, renewals, refinancings, or extensions thereof that do not increase the amount of such obligation by more than a de minimis amount;
(b)any Lien created under the Loan Documents;
(c)Liens for Taxes, assessments or other governmental charges (i) that are not yet due or payable or (ii) which are being contested in accordance with Section 5.03;
(d)Liens with respect to outstanding motor vehicle fines and Liens arising or imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are more than 30 days overdue and payable or which are being contested in good faith;
(e)Liens incurred or pledges, deposits or security (a) made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance, employers’ health tax, social security, retirement and other social security laws or regulations or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or (b) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary, in each case incurred in the ordinary course of business;
(f)deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same;
(g)zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(h)security interests in Indebtedness permitted by Section 6.01(d) and 6.01(e) provided that (i) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (ii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;
(i)Liens securing, or imposed by, judgments, orders, attachments, decrees or awards not constituting an Event of Default under Section 7.01(i);
(j)Liens securing Indebtedness incurred under Section 6.01(h) and (p), provided that such Liens shall only be permitted to the extent they are subject to the ABL Intercreditor Agreement;
(k)Liens on accounts receivable (and related supporting obligations and books and records) subject to any Permitted Securitization Facility;
(l)Liens on cash collateral securing letters of credit permitted under Section 6.01(i) in an amount not to exceed 105% of the face value of such letters of credit;
(m)other Liens securing liabilities hereunder in an aggregate amount not to exceed the greater of $15,000,000 and 9.0% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date outstanding at any time;
(n)(i) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary and (ii) Liens existing on property or other assets at the time of its acquisition; provided, however, that (x) such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation, and (y) such property, shares of stock or other assets subject to such Liens do not constitute a material portion of the property, shares of stock and other assets owned by such Person so becoming a Subsidiary, or of such property and assets so acquired, as applicable; provided, further, however, that such Liens may not extend to any other property or other assets owned by the Borrower or any of its Subsidiaries (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are not prohibited under this Agreement that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);
(o)(x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any Subsidiary thereof in the ordinary course of business, or from UCC (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the

Borrower and its Subsidiaries in the ordinary course of business and other Liens arising solely from precautionary UCC financing statements or similar filings or (y) rights of consignors of goods, whether or not perfected by the filing of a financing statement or other registration, record or filing;
(p)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(q)Liens that are contractual rights of setoff, banker’s lien, netting agreements and other Liens (a) relating to deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of Indebtedness, including letters of credit, bank guarantees or other similar instruments, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business.
SECTION 6.03Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
SECTION 6.04Investments, Term Loans and Advances. Purchase, hold or acquire any Investment in a Person except:
(a)(i) Investments by Holdings, the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Borrower and the Subsidiaries or an Investment consisting of any extension, modification or renewal of any such Investment that does not increase the amount thereof and (ii) additional Investments made after the Closing Date by Holdings, the Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to any limitations applicable to voting stock of a CFC or Domestic Foreign Holding Company referred to therein) and (B) the aggregate amount of Investments made after the Closing Date by the Loan Parties in Subsidiaries that are not Loan Parties pursuant to this clause (a) or clause (c) below shall not exceed $20,000,000 at any time outstanding;
(b)Permitted Investments;
(c)loans or advances made by the Borrower to any Subsidiary and made by Borrower or any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Collateral Agreement, (ii) such loans and advances shall be unsecured and, to the extent owed by a Loan Party to a Person that is not a Loan Party, subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and (iii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

(d)any Investment (including debt obligations and Equity Interests) acquired by the Borrower or any of its Subsidiaries:
(i)consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business including extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit;
(ii)in exchange for any other Investment or accounts receivable held by the Borrower or any Subsidiary thereof in connection with or as a result of a bankruptcy, workout, or similar reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer);
(iii)in satisfaction of judgments against other Persons;
(iv)as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or
(v)received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(e) (x) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,500,000 outstanding at any time and (y) loans and advances to officers and members of the board of directors of direct and indirect parent companies of the Borrower, the Borrower and its Subsidiaries to fund such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent company thereof, provided that any funds so advanced under this sub-clause (y) are immediately paid or contributed to Holdings and contributed by Holdings to common equity capital of the Borrower;
(f)the Borrower or any Subsidiary may acquire all or substantially all the assets of a Person or a division, business unit or product line or line of business of such Person or at least 51% of the Equity Interests of a Person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition is consensual (not “hostile”); (ii) the Acquired Entity shall be in a similar line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recent calendar year and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (C) the total consideration paid in connection with such acquisition and any other acquisitions pursuant to this Section 6.04(f) (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) shall not in the aggregate exceed $15,000,000, plus the amount of any Designated Equity Investment Amount received by the Borrower in cash that is promptly applied toward the consideration for such acquisition and is not otherwise applied under any other provision of this Article VI; (D) the

Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent and (E) the Borrower shall comply, and in the case of a stock acquisition cause the Acquired Entity to comply, with the Collateral and Guarantee Requirement and with the provisions of Section 5.12 and the Security Documents, to the extent applicable (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(f) being referred to herein as a “Permitted Acquisition”);
(g)in addition to investments permitted by clauses (a) through (f) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this clause (f) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed the sum of (i) greater of $10,000,000 and 6.0% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date in the aggregate at any time outstanding; provided, that such investment shall be reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or other property by the Borrower or a Subsidiary in respect of such Investment and (ii) the amount of any Designated Equity Investment Amount (x) that is received by the Borrower in cash and promptly applied as consideration for such Investment or (y) that constitutes an Investment received by the Borrower as a contribution to common equity capital, and in each case, that is not otherwise applied under any other provision of this Article VI; and
(h)to the extent that they constitute Investments, guaranties of the obligations of suppliers, customers, franchisees, lessors and licensees, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, receivables owing to the Borrower or any Subsidiary thereof or other rights, in each case in the ordinary course of business;
(i)Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers in the ordinary course of business;
(j)Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;
(k)Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a casualty event.
SECTION 6.05Mergers and Consolidations. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets of the Borrower, except that (a) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (x) any Wholly Owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, and (y) any Wholly Owned Subsidiary may merge into or consolidate with any other Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary and no Person other than the Borrower or a Wholly Owned

Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (b) the Borrower and the Subsidiaries may make Permitted Acquisitions.
SECTION 6.06Dispositions. Dispose of any property or assets, other than:
(a)Dispositions of damaged, worn-out, obsolete or surplus equipment and property no longer used, useful, or economically practicable to maintain, in the business of the Borrower and its Subsidiaries, in each case in the ordinary course of business;
(b)Dispositions of inventory in the ordinary course of business;
(c)Dispositions of Permitted Investments;
(d)Dispositions between and among the Borrower and its Subsidiaries; provided that if the transferor in such a transaction is a Loan Party, then either (x) the transferee must be a Loan Party or (y) the portion of any such Disposition made for less than fair market value and any non-cash consideration received in exchange for such Disposition shall in each case constitute an Investment in such Subsidiary and must be otherwise permitted hereunder;
(e)Dispositions of accounts receivable (and related supporting obligation and books and records) subject to any Permitted Securitization Facility or any ABL Facility;
(f)Dispositions not otherwise permitted hereunder; provided that (i) at the time of such Disposition, no Default or Event of Default shall have occurred and be continuing or would result from such Disposition, (ii) not less than seventy-five percent (75%) of the aggregate sale price from such disposition shall be paid in cash, (iii) the aggregate Net Cash Proceeds of all Dispositions pursuant to this clause (e) shall not exceed $20,000,000 in any fiscal year and (iv) all such Dispositions shall be for at least the fair market value of the assets or property subject to such Disposition;
(g)Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to net proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(h)any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;
(i)any Disposition in connection with the Transactions that is consummated on or around the Closing Date or required pursuant to the terms of the Acquisition Agreement;
(j)sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k)failing to pursue or allowing any registrations or any applications for registration of any Intellectual Property rights to lapse or go abandoned in the ordinary course of business if, in the reasonable determination of the Borrower or a Subsidiary thereof, such discontinuance is desirable in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;
(l)an issuance of Equity Interests by a Subsidiary of the Borrower as part of or pursuant to an equity incentive or compensation plan approved by the board of directors of the Borrower;.
SECTION 6.07Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; except:
(i)any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;
(ii)so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may, or the Borrower may make distributions to Holdings so that Holdings may, pay the Management Fee in an amount not to exceed $3,000,000 per fiscal year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $10,000,000 per fiscal year);
(iii)the Borrower and its Subsidiaries may make Restricted Payments to Holdings, or the Borrower and the Subsidiaries may make distributions to Holdings so that Holdings may make Restricted Payments to its direct or indirect parent, in an amount necessary for Holdings (or the direct or indirect parent of Holdings) to pay, with respect to a particular taxable year, (A) franchise and excise Taxes, and other fees and expenses, required to maintain its organizational existence and privilege of doing business for such taxable year and (B) the consolidated, combined or similar foreign, federal, state and local income and similar Taxes for such taxable year (calculated on a net basis for such taxable year), to the extent that such income Taxes directly result from (or arise as a direct result of the operations of) the Borrower and the Subsidiaries; provided that, the amount of such dividends shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes were the Borrower and the Subsidiaries to pay such taxes as stand-alone taxpayers;
(iv)the Borrower may make Restricted Payments to Holdings to the extent necessary to pay general corporate operating costs and overhead expenses incurred by Holdings in the ordinary course of business (including administrative, legal, tax, accounting and similar expenses provided by third parties), Taxes and expenses required to maintain its corporate existence or good standing under applicable law, including directors’ fees and insurance premiums with respect to director liability, incurred in the ordinary course of business; provided that such Restricted Payments are used by Holdings for the purposes specified herein within 20 days of the receipt thereof;

(v)Holdings, the Borrower or any of its Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof;
(vi)any payments made solely with Qualified Capital Stock of Holdings (or any direct or indirect parent of the Borrowers) or proceeds of a substantially contemporaneous equity contribution to Holdings; and
(vii)any payments made in connection with the Transactions on or around the Closing Date or required pursuant to the terms of the Acquisition Agreement.
(b)Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to (I) restrictions and conditions imposed by law or by any Loan Document, (II) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or the assets of the Borrowers or such Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (III) restrictions and conditions imposed pursuant to Indebtedness incurred under Section 6.01(h) and (B) clause (i) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (y) customary provisions in leases and other contracts restricting the assignment thereof and (z) customary limitations on the Borrower or any of its Subsidiaries party to a Permitted Securitization Facility that restrict the transfer of the Borrower’s or any such Subsidiary’s interest in accounts receivable (and related supporting obligations and books and records) subject to such Permitted Securitization Facility, (IV) customary restrictions that arise in connection with any Lien permitted pursuant to Section 6.02 and relate to the property subject to such Lien and (V) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04 and applicable solely to such joint venture and its equity entered into in the ordinary course of business.
SECTION 6.08Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except
(a)transactions between or among Loan Parties, and
(b)the Borrower or any Subsidiary may engage in any transactions in the ordinary course of business at prices and on terms and conditions (taken as a whole) not less favorable to the Borrower or such Subsidiary in any material respect than could be obtained in a comparable transaction on an arm’s-length basis from unrelated third parties, provided, that in the case of any such transaction (or series of related transactions) involving aggregate consideration to any party in excess of $5,000,000, the Borrower shall provide the Administrative Agent with a fairness opinion from a financial advisor of nationally recognized standing as to the fairness of such transaction to the Loan Parties;

(c)the Transactions and the payment of fees and expenses made in connection with the Transactions as required by the Acquisition Agreement,
(d)the payment of any Management Fees,
(e)issuances of Equity Interests of the Borrower to the extent otherwise not prohibited by this Agreement,
(f)employment and severance arrangements between the Borrower and its Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise required by the documents governing the Transactions (including loans and advances to the extent constituting permitted Investments),
(g)any transaction pursuant to any arrangement existing as of the Closing Date and set forth on Schedule 6.08,
(h)the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors, officers, consultants and employees of Holdings (or any direct or indirect parent thereof), the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries,
(i)any Restricted Payments permitted under Section 6.07.
SECTION 6.09Business of Holdings, the Borrower and Subsidiaries. (a) With respect to Holdings, engage in any business activities or have any assets or liabilities other than (i) holding, directly, 100% of the Equity Interests of the Borrower and, indirectly, any other Subsidiary of the Borrower, (ii) performing its obligations and activities incidental thereto under the Loan Documents, (iii) maintaining its corporate existence (including the ability to incur and pay, as applicable, fees, costs and expenses and Taxes relating to such maintenance), (iv) the performance of its obligations with respect to the Transactions, the Loan Documents and any other documents governing Indebtedness permitted hereby, (v) activities required to comply with applicable requirements of law, (vi) the receipt of Restricted Payments to the extent permitted by Section 6.07, (vii) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement and (viii) activities incidental to the foregoing.
(b)With respect to the Borrower and its Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental, related, complementary or ancillary thereto.
SECTION 6.10Other Indebtedness and Agreements. (a) Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of Holdings, the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner (taken as a whole) materially adverse to Holdings, the Borrower, any of the Subsidiaries or the Term Lenders or (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Term Lenders in any material respect.
(b)(i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest and mandatory prepayments as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, and customary fees and expenses in connection therewith, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness except (A) the payment of the Indebtedness created hereunder, (B) refinancings of Indebtedness permitted by Section 6.01 and (C) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities.

SECTION 6.12Fiscal Year. With respect to Holdings, the Borrower and the Subsidiaries, change their fiscal year-end to a date other than December 31 (other than any Subsidiary acquired after the Closing Date, and in such case only to the extent necessary to conform to the fiscal year of the Borrower).
SECTION 6.13Certain Equity Securities. Issue any Equity Interest that is not Qualified Capital Stock.
ARTICLE VII
EVENTS OF DEFAULT
SECTION 7.01Events of Default. In case of the happening of any of the following events (“Events of Default”):
(a)any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty or statement contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished and such representation and warranty shall remain false or misleading in any material respect for a period of sixty (60) days after any Loan Party has knowledge thereof;
(b)default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; provided that, in each case, a failure to pay caused by administrative or technical error shall not constitute an Event of Default if payment is made within three (3) Business Days of the due date therefor;
(c)default shall be made in the payment of any interest on any Term Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days; provided that, in each case, a failure to pay caused by administrative or technical error shall not constitute an Event of Default if payment is made within three (3) Business Days of the due date therefor;
(d)default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI and such default shall continue unremedied for a period of 30 days;
(e)default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 60 days after the notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Term Lender); provided that no Event of Default shall arise under this clause (e) with respect to Section 5.02, 5.06, 5.11 and 5.12 or in connection with any such default of any covenant, condition or agreement contained in a Security Document for an additional 30 days (or such longer period as the Administrative Agent may agree in writing in its discretion) as to the extent that, and for so long as, Holdings, the Borrower or the applicable Subsidiary is using commercially reasonable efforts in good faith to comply with (or remedy any Default under) such covenant, condition or agreement;
(f)(i) Holdings, the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (provided solely in the case of such an event or condition described in this clause (ii) consisting of a default in the timely delivery of financial reports required by such Material Indebtedness, that if, during the period ending on or prior to the date that is six (6) months after the expiration of the Transition Services Agreement, at least three (3) days prior to any applicable delivery deadline in respect of such financial reports, (1) the Borrower has notified the Seller in writing that it requires additional information (which shall be specified in reasonable detail in such notice) from the Seller or its Affiliates in order to comply with its requirement to deliver such financial reports, and (2) the Seller is in possession of such additional information at such time or such additional information is reasonably accessible to the Seller, in each case, and the Seller has not provided it to the Borrower, and (3) the Seller’s failure to deliver such additional information results in such default, then such default shall not result in an Event of Default hereunder unless and until the lenders or holders with respect to such Material Indebtedness have actually declared all such obligations to be immediately due and payable); provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness;
(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
(i)one or more judgments shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by either (i) independent third-party insurance as to which the insurer does not deny coverage or (ii) another creditworthy indemnitor) or (ii) is for injunctive relief and has resulted or could reasonably be expected to result in a Material Adverse Effect;
(j)an ERISA Event shall have occurred or is reasonably expected to occur that, when taken either alone or together with all other such ERISA Events, has resulted or could reasonably be expected to result in a Material Adverse Effect;
(k)any Guarantee under the Guarantee Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents); provided that no Event of Default shall arise under this clause (k) for 30 days (or such longer period as the Administrative Agent may agree in writing in its discretion) after any Loan Party has knowledge thereof as to the extent that, and for so long as, Holdings, the Borrower or the applicable Subsidiary is using commercially reasonable efforts in good faith to comply with (or remedy any Default under) such Guarantee;
(l)any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in a material portion of the Collateral covered thereby; provided that no Event of Default shall arise under this clause (l) for 30 days (or such longer period as the Administrative Agent may agree in writing in its discretion) after any Loan Party has knowledge thereof as to the extent that, and for so long as, Holdings, the Borrower or the applicable Subsidiary is using commercially reasonable efforts in good faith to comply with (or remedy any Default under) such Security Document; or
(m)there shall have occurred a Change in Control;
then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Term Loan Commitments and (ii) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the Borrower described in clause (g) or (h) above, the Term Loan Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
SECTION 7.02Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral or otherwise on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of Applicable Law):
First, to payment of that portion of the Obligations constituting fees, indemnities, liabilities, expenses and other amounts (other than principal and interest, but including amounts payable under Section 9.05 and amounts payable under Article II) payable to the Administrative Agent in its capacity as such hereunder;

Second, to payment of that portion of the Obligations constituting fees, premiums, indemnities and other amounts (other than principal and interest) payable to the Term Lenders hereunder (including amounts payable under Section 9.05 and amounts payable under Article II), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations then due and payable have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VII
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
SECTION 8.01Appointment and Authority. Each Term Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent, and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Agents and the Term Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “Agent” or “agent” herein or in any other Loan Documents (or any other similar term) with reference to an Agent, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties.
SECTION 8.02Rights as a Term Lender. The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Term Lender as any other Term Lender, and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Term Lenders.

SECTION 8.03Exculpatory Provisions. Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Term Lenders as shall be necessary under the circumstances as provided in Section 9.07), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders, or such other number or percentage of the Term Lenders as shall be necessary or as such Agent shall in good faith believe to be necessary under the circumstances as provided in Section 9.07, or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Term Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
SECTION 8.04Reliance by Administrative Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Term Lender, the Administrative Agent may presume that such condition is satisfactory to such Term Lender unless the Administrative Agent shall have received notice to the contrary from such Term Lender prior to the making of such Term Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent. Each Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
SECTION 8.06Resignation of the Administrative Agent. Either Agent may resign at any time by notifying the Term Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Term Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the Resignation Effective Date, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The Borrower agrees that, upon the Agent’s resignation and upon its selection of a successor Agent pursuant to this Section, it shall negotiate in good faith any amendments to this Agreement or any other Loan Document that shall be reasonably requested by such successor Agent in connection with the administration of this Agreement and such Loan Documents, and the effectiveness of any such amendment shall be subject to the consent of the Borrower and the Required Lenders (in each case, not to be unreasonably withheld, delayed or conditioned). The fees payable by the Borrower to a successor Agent pursuant to Section 2.03(a) shall be as agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent. In connection with any succession of an Agent hereunder, the Loan Parties agree to enter into any amendments required in order to implement or effectuate customary provisions required or requested by the successor Agent and related to the role of such Agent.
SECTION 8.07Non-Reliance on Administrative Agent and Other Term Lenders. Each Term Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Term Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Term Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Term Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 8.08Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Agent (irrespective of whether the principal of any Term Loan or Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Term Lenders, and each Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Term Lenders, and each Agent and their respective agents and counsel and all other amounts due the Term Lenders, and each Agent under Sections 3 and 9.05) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Term Lender to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Term Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Sections 3 and 9.05.
SECTION 8.09Collateral and Guarantee Matters. (a) The Term Lenders irrevocably authorize the Collateral Agent, at its option and in its sole discretion:
(i)    to release any Lien on any property granted to, or held by, the Collateral Agent under any Loan Document (x) on or after the date that the Obligations (other than contingent indemnity obligations as to which no claim has been made) have been paid in full, (y) with respect to any property that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents or (z), if approved, authorized or ratified in writing by the Required Lenders (or such other number of Term Lenders as shall be required hereunder); and
(ii)    to release any Subsidiary from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
(b)Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing, the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary from its obligations under the Loan Documents pursuant to this Section 8.09.
(c)The Collateral Agent shall not be responsible for, or have a duty to, ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Term Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 8.10Erroneous Payments.
(a)If the Administrative Agent (x) notifies a Term Lender or Secured Party, or any Person who has received funds on behalf of a Term Lender or Secured Party (any such Term Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Term Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.10 and held in trust for the benefit of the Administrative Agent, and such Term Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Term Lender, Secured Party or any Person who has received funds on behalf of a Term Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Term Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Term Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this (b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this (b) shall not have any effect on a Payment Recipient’s obligations pursuant to (a) or on whether or not an Erroneous Payment has been made.
(c)Each Term Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Term Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Term Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Term Lender, Issuing Bank or Secured Party, to the rights and interests of such Term Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of making a payment on the Obligations.

To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(e)Each party’s obligations, agreements and waivers under this Section 8.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Term Lender the termination of the Term Loan Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX
MISCELLANEOUS
SECTION 9.01Notices; Electronic Communications. Except for notices and other communications expressly permitted to be given by telephone hereunder (and except as provided in this Section 9.01), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(a)if to the Borrower or Holdings, to:
Rushmore Investment III LLC
c/o Rushmore GP LLC
375 Park Avenue, 23rd Floor
New York, NY 10152
Attention: Board of Directors
E-mail: legal@investindustrial.com
With a copy to:
Kirkland & Ellis LLP
601 Lexington Aveneu,
New York, NY 10022
Attention: Eric Wedel and Ben Steadman
E-mail: eric.wedel@kirkland.com; ben.steadman@kirkland.com
(b)if to the Administrative Agent or Collateral Agent, to:

TreeHouse Foods, Inc.
2021 Spring Road
Oakbrook, Illinois 60523
Attention: Kristy Waterman
E-mail: Kristy.Waterman@treehousefoods.com

        With a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue, 47th Floor,
New York, NY 10166
Attention: Janet Vance, Esq.
E-mail: jvance@gibsondunn.com
(c)if to a Term Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Term Lender shall have become a party hereto.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in the next two paragraph below, shall be effective as provided in said paragraphs.
Notices and other communications to the Term Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
SECTION 9.02Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Term Lenders and shall survive the making by the Term Lenders of the Term Loans, regardless of any investigation made by the Term Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Term Loan Commitments have not been terminated. The provisions of Sections 2.10, 2.14 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Term Lender.
SECTION 9.03Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Borrower, Holdings, the Administrative Agent and each Term Lender party hereto as of the Closing Date, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each party hereto as of the Closing Date.
SECTION 9.04Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Term Lender, and no Term Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.04(b), (ii) by way of participation in accordance with the provisions of Section 9.04(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.04(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.04(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, and the Term Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Term Lenders. Any Term Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Term Lender’s Term Loan Commitment and/or the Term Loans at the time owing to it that equal at least the amount specified in Section 9.04(b)(i)(B) in the aggregate or in the case of an assignment to a Term Lender or an Affiliate of a Term Lender, no minimum amount need be assigned; and

(B)in any case not described in Section 9.04(b)(i)(A), the aggregate amount of the Term Loan Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Term Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Term Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Term Loan Commitment assigned.
(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by clause 9.04(b)(i)(B) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) other than in the case of a proposed assignment to a Competitor, an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Term Lender or an Affiliate of a Term Lender; provided that, other than in the case of a proposed assignment to a Competitor, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and
(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect any Term Loans to a Person who is not a Term Lender, an Affiliate of a Term Lender or an Approved Fund.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Term Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)     No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Term Lender under this Agreement, and the assigning Term Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Term Lender’s rights and obligations under this Agreement, such Term Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.14 and 9.05, with respect to facts and circumstances occurring prior to the effective date of such assignment as well as to any Fees accrued for its account and not yet paid. Any assignment or transfer by a Term Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Term Lender of a participation in such rights and obligations in accordance with Section 9.04(d).
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Term Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loans (including PIK Interest) owing to, each Term Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Term Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Term Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Term Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Term Lender may at any time, without the consent of, or notice to, the Borrower or Administrative Agent, sell participations to any Person (other than the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Term Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it); provided that (i) such Term Lender’s obligations under this Agreement shall remain unchanged, (ii) such Term Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Collateral Agent, and the other Term Lenders shall continue to deal solely and directly with such Term Lender in connection with such Term Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Term Lender sells such a participation shall provide that such Term Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Term Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following: decreasing any fees payable to such Participant hereunder or the amount of principal of or the rate at which interest is payable on the Term Loans in which such Participant has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Term Loans in which such Participant has an interest, increasing or extending the Term

Loan Commitments in which such Participant has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14 (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Term Lender))) to the same extent as if it were a Term Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such Participant (A) shall not be entitled to receive any greater payment under Sections 2.10 or 2.14, with respect to any participation, than its participating Term Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Term Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Term Lender. Each Term Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Term Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Term Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Register and the Participant Register is intended to cause each Term Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(e)Certain Pledges. Any Term Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Term Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Term Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Term Lender as a party hereto.
SECTION 9.05Expenses; Indemnity. (a) The Borrower and Holdings agree, jointly and severally, to pay all out-of-pocket expenses incurred by the Administrative Agent, Collateral Agent and Term Lenders (and each of their respective Affiliates) in connection with the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent and the Collateral Agent (and each of their respective Affiliates) or any Term Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Term

Loans made hereunder, including the fees, charges and disbursements of Gibson Dunn & Crutcher LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent and the Term Lenders (and each of their respective Affiliates).
(b)The Borrower and Holdings agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Term Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel and consultant or other expert fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Term Loans, (iii) any Environmental Liability of the Loan Parties, any of their respective subsidiaries or predecessors or any property currently owned, leased or operated by the Loan Parties or any of their respective subsidiaries or predecessors, including the Material Properties, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by the Borrower, any other Loan Party or any of their respective Affiliates or any other Person); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.
(c)To the extent permitted by Applicable Law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof.
(d)The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Term Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.
SECTION 9.06Right of Setoff. Subject to the ABL Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, each Term Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Term Lender to or for the credit or the account of the Borrower or Holdings against any and all of the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Term Lender, irrespective of whether or not such Term Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Term Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Term Lender may have.
SECTION 9.07Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent o any Term Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Term Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.
(b)No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that, in addition to the approval of the Required Lenders, no such agreement shall:
(i)     decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Term Loan, or waive or excuse any such payment or any part thereof or decrease the rate of interest on any Term Loan, without the prior written consent of each Term Lender directly adversely affected thereby,
(ii)     increase or extend the Term Loan Commitment or decrease or extend the date for payment of any Fees of any Term Lender without the prior written consent of such Term Lender,
(iii)    amend or modify the pro rata requirements of Section 2.11, the provisions of Section 9.04(a) relating to an assignment or other transfer by the Borrower or any other Loan Party of any of its rights or obligations hereunder or release any Guarantors or all or substantially all of the Collateral, without the prior written consent of each Term Lender,

(iv)     amend, modify or waive any condition precedent to any extension of credit set forth in (x) Section 9.04(a) without the written consent of each Term Lender; or
(v)    reduce the percentage contained in the definition of the term “Required Lenders” or the provision of this Section 9.07 without the prior written consent of each Term Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments on the date hereof);
provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, respectively.
(c)The Administrative Agent and the Borrower may amend any Loan Document (i) to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Term Lender, (ii) to correct, amend, cure any ambiguity, inconsistency, defect or correct any typographical error or other manifest error in this Agreement or any other Loan Document, (iii) to comply with local Law or advice of local counsel in respect of a Security Document, (iv) to cause a Security Document to be consistent with this Agreement and other Loan Documents, or (v) to implement any amendments of the type described in the last sentence of Section 8.06. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.
SECTION 9.08Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under Applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Term Lender holding such Term Loan or participation in accordance with Applicable Law, the rate of interest payable in respect of such Term Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan or participation but were not payable as a result of the operation of this Section 9.08 shall be cumulated and the interest and Charges payable to such Term Lender in respect of other Term Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Term Lender.
SECTION 9.09Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Unless otherwise specified therein, any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Term Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
SECTION 9.10WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
SECTION 9.11Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 9.12Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 9.13Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 9.14Applicable Law
. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY SUCH OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.15Jurisdiction; Consent to Service of Process. (a) Each of Holdings and the Borrower hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Administrative Agent, any Term Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document (except as otherwise expressly stated therein) or the transactions relating hereto or thereto, in any forum other than any New York State court or Federal court of the United States of America sitting in the borough of Manhattan in New York City, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Term Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings or their respective properties in the courts of any jurisdiction.
(b)Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of, or relating to, this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.16Electronic Execution of Assignments. (a) The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.17Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Term Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) to any other party hereto and, subject to an agreement containing provisions no less restrictive than this Section 9.17, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or any Subsidiary or any of their respective obligations, this Agreement or payments hereunder, (f) with the consent of the Borrower (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.17, or (y) becomes available to the Administrative Agent or any Term Lender or any of their selective Affiliates on a non-confidential basis from a source other than the Borrower, (h) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities hereunder or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or (i) market data collectors, similar services, providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents. For the purposes of this Section 9.17, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Term Lender on a nonconfidential basis prior to its disclosure by the Borrower or Holdings; provided that, in the case of Information received from the Borrower or Holdings after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.
SECTION 9.18USA PATRIOT Act Notice. Each Term Lender and the Administrative Agent (for itself and not on behalf of any Term Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is or may be required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Term Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA PATRIOT Act.
SECTION 9.19No Fiduciary Duty Each Agent, each Term Lender and their Affiliates (collectively, solely for purposes of this clause, the “Term Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Term Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between Term Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Term Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Term Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Term Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Term Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.
SECTION 9.20ABL Intercreditor Agreement.
(a) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the ABL Intercreditor Agreement then in effect, (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the ABL Intercreditor Agreement then in effect, on the other hand, the terms and provisions of the ABL Intercreditor Agreement shall control, and (iii) each Term Lender authorizes the Administrative Agent and/or the Collateral Agent to execute the ABL Intercreditor Agreement (or amendment thereof) on behalf of such Term Lender, and such Term Lender agrees to be bound by the terms thereof.
(b) Each Secured Party hereby agrees that the Administrative Agent and/or Collateral Agent may enter into any intercreditor agreement and/or subordination agreement (or amendment thereof) pursuant to, or contemplated by, the terms of this Agreement on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of TREEHOUSE FOODS, INC. (or its affiliated designee, representative or agent) on its behalf as Collateral Agent, respectively, thereunder.
(c) Notwithstanding anything to the contrary herein, the ABL Intercreditor Agreement, shall be deemed to be reasonable and acceptable to the Administrative Agent and the Term Lenders, and the Administrative Agent and the Term Lenders shall be deemed to have consented to the use of each such intercreditor agreement (and to the Administrative Agent’s execution thereof) in connection with any Indebtedness permitted to be incurred, issued and/or assumed by the Borrower or any of the Subsidiaries pursuant to Section 6.01.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RUSHMORE INVESTMENT III LLC,
as Borrower
by    /s/ Rick Abbey
Name: Rick Abbey
Title: Chief Financial Officer and Treasurer
RUSHMORE INVESTMENT II LLC,
as Holdings
by    /s/ Rick Abbey
Name: Rick Abbey
Title: Chief Financial Officer and Treasurer

TREEHOUSE FOODS, INC., as Administrative Agent and Collateral Agent,
by    /s/ Michael Kim
    Name: Michael Kim
    Title: Vice President & Treasurer
TREEHOUSE FOODS INC., as Term Lender,
by    /s/ Michael Kim
    Name: Michael Kim
    Title: Vice President & Treasurer